ION reports first quarter 2020 results

Revenue growth of 53%, the highest first quarter revenues and operating income since 2014
HOUSTON – May 6, 2020 – ION Geophysical Corporation (NYSE: IO) today reported total net revenues of $56.4 million in the first quarter 2020, a 53% increase compared to total net revenues of $37.0 million one year ago primarily due to an increase in 2D multi-client data library sales. ION’s operating income was $6.3 million compared to an operating loss of $15.9 million in the first quarter 2019. ION’s net loss was $2.3 million, or a loss of $0.16 per share, compared to a net loss of $21.4 million, or a loss of $1.52 per share in the first quarter 2019. Excluding special items in both periods, the Company reported an Adjusted net income of $4.7 million, or $0.33 per share, compared to an Adjusted net loss of $16.9 million, or a loss of $1.20 per share in the first quarter 2019. A reconciliation of special items to the reported financial results can be found in the tables of this press release.
The Company reported Adjusted EBITDA of $22.9 million for the first quarter 2020, an increase from $(0.1) million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
“We achieved the best first quarter performance in six years despite challenges from both coronavirus and oil price volatility,” said Chris Usher, ION’s President and Chief Executive Officer. “Our strong revenues of $56 million generated positive operating income and $23 million in Adjusted EBITDA, and as a result, we expect our liquidity position to improve as revenues are collected in the second quarter. Our first quarter results reflect the value of our offshore data library and validate the combined effectiveness of our strategic refocus and over $20 million cost reductions. Our team creatively closed a number of large multi-client contracts, some of which were delayed from the fourth quarter, even after E&P market dynamics changed. I remain confident in ION’s value proposition to cost-effectively support customers’ data-driven decision-making in this lower-for-longer exploration and production environment.
“In response to the COVID-19 pandemic and oil price volatility, we worked closely with our clients to understand the impact of E&P budget reductions and proactively re-planned the business. Our asset light strategy avoids significant fixed costs and provides flexibility to quickly scale the business to meet demand. In April, we announced another $18 million of cost reductions, building on the over $20 million of cost savings made in January, to preserve cash and manage liquidity. We also qualified for and received $6.9 million of government relief in April. In addition, we expect the sale of our 49% share in the non-strategic INOVA land seismic equipment joint venture with BGP to deliver an additional $12 million liquidity boost in the second half of the year, subject to closing conditions.

“I couldn’t be prouder of our team’s response during this unprecedented pandemic. They rallied and rapidly adjusted to new ways of working while maintaining business continuity and accelerating our strategy execution. Our employees were dynamic in their response and looked for opportunities instead of simply hunkering down and cutting costs. We quickly shifted to new digital engagement models with customers and deployed new technology solutions that facilitate remote offshore operations management. For example, Marlin™ SmartPort is being used by port staff to control port operations from home, and our Software group launched a “smart operations” navigation and simultaneous operations offering for E&P customers to remotely oversee their offshore operations.
“I am also gratified to have resolved our decade-long patent litigation with WesternGeco, closing a significant chapter that once threatened the survival of our business. Over the course of the case, the companies’ portfolios and competitive landscape changed dramatically and we both believe expanding our mutually beneficial multi-client collaboration makes more sense moving forward.
“The combination of our business continuity plans and cost reduction initiatives enable ION to remain agile and support clients while navigating these uncertain times. I believe we are better positioned given our first quarter results, and with backlog and recurring revenue in some parts of our business, that we can mitigate some of the immediate impacts of the market disruption.”
FIRST QUARTER 2020
The Company’s segment revenues for the first quarter were as follows (in thousands):

	Three Months Ended March 31,
	2020	2019	% Change
E&P Technology & Services	$46,514	$27,103	72%
Operations Optimization	9,900	9,853	—%
Total	$56,414	$36,956	53%
Within the E&P Technology & Services segment, multi-client revenues were $41.6 million, an increase of 78%. This result was driven by increased sales of ION’s global 2D data library, partly offset by a reduction in new venture revenues. Imaging and Reservoir Services revenues were $4.9 million, an increase of 34%, from working through existing backlog.
Within the Operations Optimization segment, Optimization Software & Services revenues were $4.4 million, a 12% decrease from the first quarter 2019 due to reduced command and control hardware sales, and to a lesser extent, a COVID-19 reduced seismic activity and associated services demand. Devices revenues were $5.5 million, a 14% increase from the first quarter 2019, due to increased sales of towed streamer equipment spares and repairs.
Consolidated gross margin for the quarter was 50%, compared to 27% in the first quarter 2019. Gross margin in E&P Technology & Services was 51% compared to 20% one year ago. The improved E&P Technology & Services gross margin resulted from the increase in 2D data library revenues. Operations Optimization gross margin was 47%, a slight increase compared to 46% one year ago.

Consolidated operating expenses were $22.0 million, compared to $25.8 million, and operating margin was 11%, compared to (43)% in the first quarter 2019. Excluding special items, consolidated operating expenses, as adjusted, were $15.9 million, compared to $21.4 million in the first quarter 2019, and operating margin, as adjusted, was 24%, compared to (31)% in the first quarter 2019. The improvement in operating margin, as adjusted, was primarily due to the increase in revenues, combined with lower operating expenses, from cost reduction measures.
Income tax expense was $5.9 million compared to $1.4 million in the first quarter 2019. The income tax expense includes $2.2 million of valuation allowance established against our recognized deferred tax assets in our non-U.S. businesses. The Company’s income tax expense primarily relates to results generated by our non-U.S. businesses.
At March 31, 2020, the Company had total liquidity of $53.8 million, consisting of $42.7 million of cash on hand and $11.1 million of remaining available borrowing capacity under its maximum $50.0 million revolving credit facility. In response to the market uncertainty resulting from the COVID-19 pandemic and weaker oil and gas prices, the Company drew $27.0 million under its revolving credit facility in March that remains outstanding and in its cash balances. As of May 5, 2020, the Company’s cash on hand increased to a balance of $52.8 million, including revolver borrowings of $27.0 million, compared to $42.7 million at March 31, 2020.

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, May 7, 2020, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 21, 2020. To access the replay, dial (877) 660-6853 and use pass code 13698479#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy, ports and defense industries, enabling clients to optimize operations and deliver superior returns. Learn more at iongeo.com.
Contact
Mike Morrison
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; political, execution, regulatory, and currency risks; the COVID-19 pandemic; and agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2019, filed on February 6, 2020. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Service revenues	$47,485	$28,128
Product revenues	8,929	8,828
Total net revenues	56,414	36,956
Cost of services	22,275	22,446
Cost of products	4,628	4,598
Impairment of multi-client data library	1,167	—
Gross profit	28,344	9,912
Operating expenses:
Research, development and engineering	4,008	5,357
Marketing and sales	4,858	5,793
General, administrative and other operating expenses	9,002	14,699
Impairment of goodwill	4,150	—
Total operating expenses	22,018	25,849
Income (loss) from operations	6,326	(15,937)
Interest expense, net	(3,221)	(3,112)
Other income (expense), net	429	(792)
Income (loss) before income taxes	3,534	(19,841)
Income tax expense	5,874	1,407
Net loss	(2,340)	(21,248)
Less: Net (income) loss attributable to noncontrolling interest	77	(112)
Net loss attributable to ION	$(2,263)	$(21,360)
Net loss per share:
Basic	$(0.16)	$(1.52)
Diluted	$(0.16)	$(1.52)
Weighted average number of common shares outstanding:
Basic	14,230	14,033
Diluted	14,230	14,033

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$42,663	$33,065
Accounts receivable, net	51,149	29,548
Unbilled receivables	8,356	11,815
Inventories, net	12,820	12,187
Prepaid expenses and other current assets	5,681	6,012
Total current assets	120,669	92,627
Deferred income tax asset, net	7,905	8,734
Property, plant and equipment, net	12,706	13,188
Multi-client data library, net	54,344	60,384
Goodwill	18,298	23,585
Right-of-use assets	42,166	32,546
Other assets	3,299	2,130
Total assets	$259,387	$233,194
LIABILITIES AND DEFICIT
Current liabilities:
Current maturities of long-term debt	$28,646	$2,107
Accounts payable	43,827	49,316
Accrued expenses	29,078	30,328
Accrued multi-client data library royalties	21,424	18,831
Deferred revenue	4,882	4,551
Current maturities of operating lease liabilities	9,873	11,055
Total current liabilities	137,730	116,188
Long-term debt, net of current maturities	119,296	119,352
Operating lease liabilities, net of current maturities	40,531	30,833
Other long-term liabilities	433	1,453
Total liabilities	297,990	267,826
Deficit:
Common stock	142	142
Additional paid-in capital	957,254	956,647
Accumulated deficit	(976,554)	(974,291)
Accumulated other comprehensive loss	(21,099)	(19,318)
Total stockholders’ deficit	(40,257)	(36,820)
Noncontrolling interest	1,654	2,188
Total deficit	(38,603)	(34,632)
Total liabilities and deficit	$259,387	$233,194

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,340)	$(21,248)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client data library)	840	1,035
Amortization of multi-client data library	8,020	11,100
Stock-based compensation expense	617	1,293
Impairment of multi-client data library	1,167	—
Impairment of goodwill	4,150	—
Deferred income taxes	421	(1,398)
Changes in operating assets and liabilities:
Accounts receivable	(21,868)	(2,870)
Unbilled receivables	2,666	29,498
Inventories	(772)	81
Accounts payable, accrued expenses and accrued royalties	1,688	(2,013)
Deferred revenue	355	(333)
Other assets and liabilities	(1,910)	253
Net cash (used in) provided by operating activities	(6,966)	15,398
Cash flows from investing activities:
Investment in multi-client data library	(9,668)	(8,767)
Proceeds from purchase of property, plant and equipment	(496)	(807)
Net cash used in investing activities	(10,164)	(9,574)
Cash flows from financing activities:
Borrowings under revolving line of credit	27,000	—
Payments on notes payable and long-term debt	(760)	(715)
Other financing activities	(10)	(239)
Net cash provided by (used in) financing activities	26,230	(954)
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	470	81
Net increase in cash, cash equivalents and restricted cash	9,570	4,951
Cash, cash equivalents and restricted cash at beginning of period	33,118	33,854
Cash, cash equivalents and restricted cash at end of period	$42,688	$38,805

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020		2019
Net revenues:
E&P Technology & Services:
New Venture	$1,441		$13,471
Data Library	40,131		9,948
Total multi-client revenues	41,572		23,419
Imaging and Reservoir Services	4,942		3,684
Total	46,514		27,103
Operations Optimization:
Devices	5,473		4,820
Optimization Software & Services	4,427		5,033
Total	9,900		9,853
Total net revenues	$56,414		$36,956
Gross profit (loss):
E&P Technology & Services	$23,730	(1)	$5,440
Operations Optimization	4,614		4,516
Segment gross profit	28,344		9,956
Other	—		(44)
Total gross profit	$28,344		$9,912
Gross margin:
E&P Technology & Services	51%		20%
Operations Optimization	47%		46%
Total gross margin	50%		27%
Income (loss) from operations:
E&P Technology & Services	$17,952	(1)	$(1,615)
Operations Optimization	(3,259)	(2)	170
Support and other	(8,367)		(14,492)
Income (loss) from operations	6,326		(15,937)
Interest expense, net	(3,221)		(3,112)
Other income (expense), net	429		(792)
Income (loss) before income taxes	$3,534		$(19,841)
(1) Includes impairment of multi-client data library of $1.2 million for the three months ended March 31, 2020.
(2) Includes impairment of goodwill of $4.2 million for the three months ended March 31, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Summary of Net Revenues by Geographic Area
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
North America	$31,810	$7,157
Latin America	9,804	13,531
Asia Pacific	9,288	1,867
Europe	3,810	10,392
Middle East	954	1,359
Africa	591	2,389
Other	157	261
Total net revenues	$56,414	$36,956

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term EBITDA (excluding non-recurring items) represents net loss before net interest expense, income taxes, depreciation and amortization and other non-recurring charges such as impairment charges and severance expenses. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended March 31,
	2020	2019
Net loss	$(2,340)	$(21,248)
Interest expense, net	3,221	3,112
Income tax expense	5,874	1,407
Depreciation and amortization expense	8,860	12,135
Impairment of multi-client data library	1,167	—
Impairment of goodwill	4,150	—
Severance expense	3,102	—
EBITDA excluding non-recurring items	24,034	(4,594)
Stock appreciation rights (credit) expense	(1,094)	4,460
Adjusted EBITDA	$22,940	$(134)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31, 2020				Three Months Ended March 31, 2019
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$56,414	$—		$56,414	$36,956	$—		$36,956
Cost of sales	28,070	(1,167)	(1)	26,903	27,044	—		27,044
Gross profit	28,344	1,167		29,511	9,912	—		9,912
Gross margin	50%	2%		52%	27%	—%		27%
Operating expenses	22,018	(6,158)	(2)	15,860	25,849	(4,460)	(3)	21,389
Income (loss) from operations	6,326	7,325		13,651	(15,937)	4,460		(11,477)
Operating margin	11%	13%		24%	(43)%	12%		(31)%
Interest expense, net	(3,221)	—		(3,221)	(3,112)	—		(3,112)
Other income (expense), net	429	—		429	(792)	—		(792)
Income (loss) before income taxes	3,534	7,325		10,859	(19,841)	4,460		(15,381)
Income tax expense	5,874	350	(1)	6,224	1,407	—		1,407
Net income (loss)	(2,340)	6,975		4,635	(21,248)	4,460		(16,788)
Less: Net income attributable to noncontrolling interest	77	—		77	(112)	—		(112)
Net income (loss) attributable to ION	$(2,263)	$6,975		$4,712	$(21,360)	$4,460		$(16,900)
Net loss per share:
Basic	$(0.16)			$0.33	$(1.52)			$(1.20)
Diluted	$(0.16)			$0.33	$(1.52)			$(1.20)
Weighted average number of common shares outstanding:
Basic	14,230			14,230	14,033			14,033
Diluted	14,230			14,286	14,033			14,033
(1) Represents the impairment of multi-client data library of $1.2 million and the related tax impact of $0.4 million for the three months ended March 31, 2020.
(2) Represents impairment of goodwill of $4.2 million and severance expense of $3.1 million, partially offset by stock appreciation right awards credit of $1.1 million for the three months ended March 31, 2020.
(3) Represents stock appreciation right awards expense for the three months ended March 31, 2019.